Exhibit 4.29

DATED August 26, 2005

(1) CHINA INTERACTIVE (SINGAPORE) PTE. LTD.

(2) GAMENOW.NET (HONG KONG) LIMITED

SHARE PURCHASE AGREEMENT

concerning

12,099,455 Ordinary Shares in

CHINA THE9 INTERACTIVE

LIMITED

THIS SHARE PURCHASE AGREEMENT is made on the day of                     , 2005

BETWEEN:

(1)	CHINA INTERACTIVE (SINGAPORE) PTE. LTD., a company incorporated in Singapore whose registered office is situate at 45 Sam Leong Road, Singapore 207935 (the “Vendor”); and

(2)	GAMENOW.NET (HONG KONG) LIMITED, a company incorporated in Hong Kong whose registered address is situate at 22nd Floor, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong (the “Purchaser”).

WHEREAS:

(A)	China The9 Interactive Limited is a company incorporated in Hong Kong with its registered office at 509 Bank of America Tower, 12 Harcourt Road, Central, Hong Kong (the “Company”). The Company has an authorised share capital of HK$38,905,000 divided into 38,905,000 ordinary shares of par value HK$1.00 each, all of which have been issued and are fully paid up. Particulars of the Company and the Subsidiary (as defined below) as at the date hereof immediately prior to the completion of the sale and purchase of shares hereunder are set out in Part I of Schedule 1.

(B)	The Vendor is the registered and beneficial owner of 12,099,455 ordinary shares of par value of HK$1.00 each in the capital of the Company (which represent 31.1% of the total issued share capital of the Company).

(C)	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Shares (as defined below) upon the terms and conditions hereinafter set out.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context requires otherwise:

“Business Day”	means a day, excluding Saturdays, on which the licensed banks in Hong Kong are generally open for banking business;

“Companies Ordinance”	means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

“Completion”	means completion of the sale and purchase of the Sale Shares as specified in Clause 5;

“Completion Date”	means the date on which Completion shall occur as stipulated in Clause 5.1;

“Conditions”	means the conditions precedent specified in Clause 4.1;

“Consideration”	means the total consideration for the Sale Shares as specified in Clause 3;

“Encumbrances”	means any option, right to acquire, right of pre-emption, mortgage, charge, pledge, lien, title creation, right of set-off, counterclaim, trust arrangement or other security or any equity or restriction (including any relevant restriction imposed under the relevant law);

“Hong Kong” or “HK”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Loan Agreements”	means the two loan agreements entered into between the Vendor as the borrower and the Purchaser as the lender on 25 December 2004 and 4 April 2005 respectively;

“Sale Shares”	means 12,099,455 ordinary shares of par value of HK$1.00 each in the capital of the Company, representing 31.1% of the total issued share capital of the Company legally and beneficially owned by the Vendor;

“Shareholders Agreement”	means the shareholders agreement between the parties hereto and the Company made as of 10 March 2004;

“Subsidiary”	means [unofficial English translation: The9 Interactive Information Technology (Shanghai) Co., Ltd.] a wholly foreign owned enterprise established in the People’s Republic of China, corporate details of which are set out in Part II of Schedule 1;

“Term Sheet”	means a Term Sheet entered into between the parties hereto dated 5 July 2005 for the sale and purchase of the Sale Shares;

“United States Dollars” or “US$”	means the lawful currency of the United States of America;

“Warranties”	means the representations, warranties and undertakings given by the Vendor as contained in Schedule 2.

1.2	References to statutory provisions herein shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.3	References herein to Clauses and Schedules are to clauses in and schedules to this Agreement unless the context requires otherwise and the Schedules to this Agreement shall be deemed to form part of this Agreement.

1.4	The expressions “the Vendor” and “the Purchaser” shall, where the context permits, include their respective successors, and permitted assigns.

1.5	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6	Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

1A.	CONDITION PRECEDENT

The binding effect of this Agreement is subject to a condition precedent that Vivendi Universal Games Inc., a Delaware corporation with its principal place of business at 6080 Center Drive, 10th Flr Los Angeles, CA90045 and having granted the Company an exclusive license to operate a Massively Multiplayer Online Role Playing Game entitled World of Warcraft in the People’s Republic of China, shall grant its approval to the change in shareholding in the Company as contemplated in this Agreement; failing which this Agreement shall be of void and null effect.

2.	SALE OF SHARES

Subject to the terms of this Agreement, the Vendor shall sell as beneficial owner and the Purchaser shall purchase at Completion the Sale Shares free from all Encumbrances and together with all rights now or hereafter attaching thereto including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement.

3.	CONSIDERATION

The Consideration shall be the total sum of United States Dollars Forty Million (US$40,000,000.00) which shall be paid by the Purchaser in the following manner:-

(a)	an initial sum of US$20,000,000.00 has been paid on or before the date hereof by first setting off against the principal of the two loans in the aggregate sum of US$10,600,000.00 advanced by the Purchaser to the Vendor under the Loan Agreements and the remainder for US$9,400,000.00 has been paid upon the signing of the Term Sheet;

(b)	a further sum of US$10,000,000.00 shall be payable on or before 10 October 2005, after netting off the interest of the said two loans accrued up to the date of the Term Sheet; and

(c)	the balance in the sum of US$10,000,000.00 shall be payable on or before 6 April 2006.

(d)	Time is of the essence as to the payment obligation of the Purchaser.

4.	CONDITIONS

4.1	Completion of the transfer of the Sale Shares shall be conditional upon the Purchaser being satisfied that all Warranties remaining true and correct and not misleading in any material respect at all times as from the date hereof up to Completion, as if they were made on and as of the date hereof and repeated on Completion.

4.2	The Purchaser may in its absolute discretion waive all or any of the Conditions at any time prior to Completion by notice in writing to the Vendor.

5.	COMPLETION

5.1	Subject to the fulfilment of the Conditions, Completion shall take place at such time and place as shall be notified by the Purchaser in writing (time being of the essence).

5.2	At Completion:

(a)	the Vendor shall deliver or cause to be delivered to the Purchaser:

(i)	duly executed instrument(s) of transfer and sold note(s) in respect of the Sale Shares in favour of the Purchaser and/or its nominee(s) accompanied by the relevant certificate(s) for the Sale Shares;

(ii)	certified true copy (certified by its director or company secretary) board resolutions of the Vendor approving the sale and transfer of the Sale Shares to the Purchaser in the manners stipulated herein and the signing of this Agreement, and all powers of attorney or other authorities under which the instrument of transfer is to be executed;

(iii)	such other documents as may be reasonably required to give to the Purchaser good title to the Sale Shares and to enable the Purchaser and/or its nominee(s) to become the registered holder(s) thereof;

(b)	the Vendor shall cause or procure a meeting of the board of directors of the Company to be held approving (i) the transfer of the Sale Shares to the Purchaser and resolving that share certificates in respect of the Sale Shares be issued to the Purchaser, (ii) the appointment of such person(s) as the Purchaser may nominate as director(s) of the Company, and (iii) the acceptance of resignation of such director(s) pursuant to Clause 5.2(c), and deliver to the Purchaser copy of minutes of such board meeting certified as correct by the director or secretary of the Company; and

(c)	the Vendor shall procure the resignation of the director(s) of the Company nominated or appointed by it with effect from the Completion Date and shall deliver to the Company the resignation letter of such director(s) confirming he/she has no claim against the Company in the form as set out in Schedule 3.

6.	CONFIDENTIALITY

The Vendor undertakes that prior to Completion and thereafter it will not (save as required by law or any rule of any relevant stock exchange) disclose to third party or make any public announcement in connection with this Agreement (including its existence) unless the Purchaser hereto shall have given its written consent to such disclosure or announcement (which consent may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions).

7.	GENERAL REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1	The Vendor hereby represents, warrants and undertakes to and with the Purchaser in the terms of the Warranties.

7.2	The Warranties set out in each paragraph of Schedule 2 shall be deemed to be repeated as at Completion as if all references therein to the date of this Agreement were references to the date of Completion.

7.3	If, prior to Completion, any of the Warranties are found to be untrue, misleading or incorrect or have not been fully carried out in any respect the Purchaser shall not be bound to complete the purchase of the Sale Shares and the Purchaser may by notice rescind this Agreement without liability on its part. The right conferred upon the Purchaser by this Clause is in addition to and without prejudice to any other rights and remedies available to the Purchaser.

7.4	The Purchaser has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully the Purchaser’s obligations hereunder. This Agreement when duly executed and delivered by the Purchaser will constitute the valid and binding obligation of the Purchaser.

7.5	The rights and remedies of the Purchaser in respect of breach of the Warranties shall not be affected by any due diligence review or investigation made by or on behalf of the Purchaser into the affairs of the Company.

7.6	The Vendor undertakes, in relation to any Warranty which refers to its knowledge, information and belief, that it has made all reasonable enquiry into the subject matter of that Warranty and that it does not have the knowledge, information or belief that the subject matter of that Warranty may not be current, complete or accurate.

7.7	The Vendor shall not be liable for any breach of the Warranties to the extent it arises as a result of legislation which comes into force after the Completion Date and which is retrospective in effect.

7.8	The Vendor undertakes with the Purchaser that except with the consent in writing of the Purchaser, for a period of 2 years after Completion the Vendor will not in the People’s Republic of China, either on its own account or in conjunction with or on behalf of any person, firm or group, directly or indirectly carry on or otherwise be engaged in, concerned with or interested in (whether as shareholder, director, partner, agent or otherwise) any business carried on by the Company.

7.9	The Vendor undertakes that it will not at any time hereafter make use of or disclose or divulge to any third party any information relating to the Company other than any information comes to the public domain through no default or breach of the Vendor hereunder or disclosed or divulged pursuant to an order of a court of competent jurisdiction.

8.	MISCELLANEOUS

8.1	Each party shall pay its own costs and disbursements of and incidental to this Agreement and the transactions hereby contemplated. The stamp duty or registration or filing fees (if any) payable in respect of the Sale Shares shall be borne equally by the

Vendor and the Purchaser. The parties agree that the Purchaser shall deduct the Vendor’s half share of the stamp duty and registration and filing fees (if any) from the further sum of the Consideration under Clause 3(b). For the avoidance of doubt, payment of the balance of the further sum of the Consideration under Clause 3(b) after deducting the Vendor’s half share of the stamp duty and registration and filing fees (if any) shall be full satisfaction of the Purchaser’s payment obligation thereunder.

8.2	Any notice or other communication to be given under this Agreement shall be in writing and may be sent by post or delivered by hand or given by facsimile or by courier to the address or fax number from time to time designated, the initial addresses so designated by each party are set out at the beginning of this Agreement. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch, and if delivered by courier, shall be deemed received two (2) Business Days after the date of despatch, and if so sent by post, shall be deemed received three (3) Business Days after the date of despatch (in the case of local mail or delivery by courier) and five (5) Business Days after the date of despatch (in the case of overseas mail).

8.3	No failure or delay by the Purchaser in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by the Purchaser of any breach by the Vendor of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

8.4	This Agreement (together with any documents referred to herein) constitutes the whole agreement between the parties in respect of the subject matter hereof and supersede the Term Sheet and any other previous commitments or agreements, written or verbal, that the parties hereto may have had in respect of the Sale Shares prior to the date hereof and it is expressly declared that no variations hereof shall be effective unless made in writing and signed by the parties.

8.5	The provisions of this Agreement including the Warranties herein contained, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

8.6	The Vendor and the Purchaser shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement.

8.7	This Agreement may be executed in any number of counterparts and by all parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. The facsimile transmissions of the executed original document (including without limitation, any page of an original document on which an original signature appears) and/or retransmission of any such facsimile transmission shall be deemed to be the same as the delivery of an executed original.

8.8	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

8.9	The Vendor irrevocably appoints the Company as its process agent, to receive and accept from time to time at the registered office of the Company, for or on behalf of the Vendor, service of process in the proceedings in Hong Kong. Such service shall be deemed completed on delivery to the process agent (whether or not it is forwarded to and received by the Vendor). If for any reason the Company ceases to be able to act as such or no longer has an address in Hong Kong, the Vendor shall forthwith appoint a substitute process agent acceptable to the Purchaser, and to deliver to the Purchaser a copy of the new agent’s acceptance of that appointment, within seven (7) days. Until such time as the Vendor appoints a substitute process agent, the Company shall continue to be the process agent of the Vendor and service on the Company pursuant to this Clause shall be effective.

8.10	Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by Ong Toon Wah	)
for and on behalf of	)
China Interactive (Singapore) Pte. Ltd.	)	/s/ Ong Toon Wah [Company Chop of China Interactive (S) Pte. Ltd.]
in the presence of:-)

Witness’ signature :	/s/ Lee Teng Teng

Witness’ name : Lee Teng Teng

SIGNED by Zhu Jun	)
for and on behalf of	)
GameNow.net (Hong Kong) Limited	)	/s/ Zhu Jun
in the presence of:-)

Witness’ signature :

Witness’ name :

SCHEDULE 1

Part I

PARTICULARS OF THE COMPANY

1.	Registered Office	:	509 Bank of America Tower, 12 Harcourt Road, Central, Hong Kong

2.	Date of Incorporation	:	20 August 2003

3.	Company Number	:	858110

4.	Place of Incorporation	:	Hong Kong

5.	Directors	:	(1) Zhu, Jun

(2) Ong, Toon Wah

6.	Authorized Share Capital	:	HK$38,905,000 divided into 38,905,000 ordinary shares of par value HK$1.00 each

7.	Issued Share Capital as at the date hereof is held as follows:

	Name of Shareholders		No. of Shares held
	GameNow.net (Hong Kong) Limited		26,805,545

	China Interactive (Singapore) Pte. Ltd.		12,099,455

8.	Outstanding Share Options, Warrants and similar rights prior to Completion

Nil

Part II

PARTICULARS OF THE SUBSIDIARY

1.	Name	:	[unofficial English translation: The9 Interactive Information Technology (Shanghai) Co., Ltd.]

2.	Address of Registration	:	[Rooms 682-19, F/2, No. 351 Guo Shao Jin Road, Shanghai Zhangjiang High-Tech Park, P.R.C.]

3.	Date of Establishment	:	2 February 2005

4.	Place of Establishment	:	the People’s Republic of China

5.	Total Investment	:	US$10,000,000.00

6.	Registered Capital	:	US$5,000,000.00

7.	Name of Investor	:	China The9 Interactive Limited

8.	Nature of the Enterprise	:	Wholly foreign owned enterprise

9.	Term of the Enterprise	:	20 years expiring on 1 February 2025

SCHEDULE 2

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

1.	The Vendor is the legal and beneficial owner of the Sale Shares free and clear of all Encumbrances and the same are freely transferable by the Vendor without the consent, approval, permission, licence or concurrence of any third party.

2.	The Vendor has not entered into any agreement for the sale of, or the grant of any right or option to purchase from the Vendor, the Sale Shares or any part thereof; nor has the Vendor undertaken or committed howsoever to sell or grant any right or option to purchase from the Vendor, the Sale Shares or any part thereof except for the option to purchase in favour of the Purchaser.

3.	There is no outstanding call on any of the Sale Shares and all of the Sale Shares are fully paid.

4.	There is no outstanding loan or advance owing by the Company to the Vendor and there is no outstanding or threatening claim whatsoever by the Vendor against the Company for payment of money or otherwise.

5.	To the best of the Vendor’s knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach or cancellation or termination of any of the terms or conditions of or constitute a default under any agreement, commitment or other instrument to which the Company is a party or by which the Company or its property or assets may be bound or affected or violate any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Company.

6.	To the best of the Vendor’s knowledge, compliance with the terms of this Agreement does not and will not conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which the Company or any of its subsidiaries is party, or any provision of the memorandum or articles of association (or other constitutional document) of the Company or its subsidiaries, or entitle any creditor of the Company or its subsidiaries to demand repayment or to accelerate payment of any outstanding sum (whether or not due).

7.	The Vendor has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully the Vendor’s obligations hereunder. This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of the Vendor enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws now or hereafter in effect generally affecting the enforcement of creditors’ rights. To the best of the Vendor’s knowledge, no approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and (except as otherwise specified in this Agreement) no approval or consent of any other person is required in connection with the execution and delivery by the Vendor of this Agreement and the consummation and performance by the Vendor of the transactions contemplated hereby and thereby.

8.	As at the date of this Agreement and immediately prior to Completion, the information set out in Schedule 1 is true and accurate.

SCHEDULE 3

FORM OF RESIGNATION LETTER

Date:

The Board of Directors

China The9 Interactive Limited

Dear Sirs,

Re: Resignation as Director

I hereby tender my resignation as a director of China The9 Interactive Limited (the “Company”) with effect from [insert date • ] .

I hereby confirm that I have no claims whatsoever against the Company and/or its subsidiaries, whether in respect of fees or remuneration or compensation, or for loss of office.

Yours faithfully,

Name:ONG Toon Wah